Filed under Rule 424(b)(3), Registration Statement No. 333-159107
Pricing Supplement No. 5 — Dated Monday, June 13, 2011 (To: Prospectus Dated May 11, 2009 and Prospectus Supplement Dated May 13, 2011)

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TAF9	100.000%	0.750%			Fixed	3.000%	Semi- Annual	06/20/2013	12/20/2011	$14.75	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Note: As of the date of this Pricing Supplement, Ford Credit’s short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Trade Date: Monday, June 20, 2011 @ 12:00 PM ET
Settlement Date: Thursday, June 23, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc	Ford Credit Notes $5,000,000,000 Ford Motor Credit Company LLC Prospectus dated 5-11-09 and Prospectus Supplement Dated: 5-13-11

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.
Ford Credit Notes